Exhibit 99.1

Tesla Q1 2019 Vehicle Production & Deliveries

In the first quarter, we produced approximately 77,100 total vehicles, consisting of 62,950 Model 3 and 14,150 Model S and X.

Deliveries were approximately 63,000 vehicles, which was 110% more than the same quarter last year, but 31% less than last quarter. This included approximately 50,900 Model 3 and 12,100 Model S and X.

Due to a massive increase in deliveries in Europe and China, which at times exceeded 5x that of prior peak delivery levels, and many challenges encountered for the first time, we had only delivered half of the entire quarter’s numbers by March 21, ten days before end of quarter. This caused a large number of vehicle deliveries to shift to the second quarter. At the end of the first quarter, approximately 10,600 vehicles were in transit to customers globally.

Because of the lower than expected delivery volumes and several pricing adjustments, we expect Q1 net income to be negatively impacted.  Even so, we ended the quarter with sufficient cash on hand.

In North America, Model 3 was yet again the best-selling mid-sized premium sedan, selling 60% more units than the runner up. Inventory of Model 3 vehicles in North America remains exceptionally low, reaching about two weeks of supply at the end of Q1, compared to the industry average of 2-3 months.

Despite pull forward of demand from Q1 2019 into Q4 2018 due to the step down in the federal tax credit, US orders for Model 3 vehicles significantly outpaced what we were able to deliver in Q1. We reaffirm our prior guidance of 360,000 to 400,000 vehicle deliveries in 2019.

Given that Tesla vehicle production currently occurs entirely from one factory in the San Francisco Bay Area, but must be delivered to customers all around the world, production could be significantly higher than deliveries, as it was this quarter, when production exceeded deliveries by 22%.

We’ve just begun the global expansion of Model 3, and we want to thank our employees for their hard work and our customers for supporting our mission. We are doing everything we can to deliver cars globally as quickly as possible and look forward to continuing to scale deliveries throughout the year.

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Our net income and cash flow results will be announced along with the rest of our financial performance when we announce Q1 earnings. Our delivery count should be viewed as slightly conservative, as we only count a car as delivered if it is transferred to the customer and all paperwork is correct. We count a produced but undelivered vehicle to be in transit if the related customer has placed an order or paid the full purchase price for such vehicle. Final numbers could vary by up to 0.5%. Tesla vehicle deliveries represent only one measure of the company’s financial performance and should not be relied on as an indicator of quarterly financial results, which depend on a variety of factors, including the cost of sales, foreign exchange movements and mix of directly leased vehicles.

Forward-Looking Statements

Certain statements herein, including statements regarding expected future vehicle deliveries and production and our expected financial results, are “forward-looking statements” that are subject to risks and uncertainties. These forward-looking statements are based on management’s current expectations. Various important factors could cause actual results to differ materially, including the risks identified in our SEC filings. Tesla disclaims any obligation to update this information.